THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 2,1999 is among FUSION NETWORKS, INC., a Delaware corporation ("Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated August 18, 1999 (the "Agreement"), a First Amendment to Agreement and Plan of Merger dated August 30, 1999 (the "First Amendment") and a Second Amendment to Agreement and Plan of Merger dated September 21, 1999 (the "Second Amendment"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement in the following respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

     1. Amendment to Section 6.16(b). Section 6.16(b) of the Agreement is hereby amended to read in full as follows:

          (b) At the Effective Time, the Parent shall assume all obligations under (a) under the Fusion Networks 1999 Stock Option Plan and (b) each warrant issued by Fusion (the "Fusion Warrants") on or before the Effective Time pursuant to Fusion's ongoing capital raising efforts, as permitted by
     Section 5.1(b) of the Agreement. At the Effective Time, each outstanding option under the Fusion Plan and each Fusion Warrant to purchase shares of Fusion Common Stock shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under the Fusion Plan and the Fusion Warrants, the same number of shares of Parent Common Stock as the holder of such options or Fusion Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such options or warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share
     (rounded downward to the nearest whole cent) equal to (y) the aggregate price payable for the shares of Fusion Common Stock purchasable pursuant to such options or the Fusion Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such options or the Fusion Warrants in accordance with the foregoing.

     2. Ratification of Remaining Terms. Except as amended hereby, all other terms of the Agreement, the First Amendment and the Second Amendment shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf on the day and year first above written.

IDM ENVIRONMENTAL CORP.                  IDM/FNI ACQUISITION CORPORATION

By:   /S/ JOEL FREEDMAN                   By:   /S/ JOEL FREEDMAN
     ------------------------                 ----------------------------
Name: Joel Freedman                       Name: Joel Freedman
Title:President and                       Title:President and
      Chief Executive Officer                   Chief Executive Officer

IDM/FUSION HOLDINGS, INC.                FUSION NETWORKS, INC.

By:   /S/ JOEL FREEDMAN                   By:   /S/ HERNANDO BAHAMON
     -------------------------                ----------------------------
Name: Joel Freedman                       Name: Hernando Bahamon
Title:President and                       Title:President and
      Chief Executive Officer                   Chief Executive Officer